Exhibit 99.2
For Immediate Release
MERCER INTERNATIONAL INC. PLANS TO ISSUE $300 MILLION OF SENIOR NOTES
NEW YORK, NY, November 2, 2010 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) (the “Company”), today announced that it intends to offer for sale an aggregate of $300 million principal amount of senior notes (the “New Notes”). The net proceeds of this proposed issuance, together with cash on hand, will be used to finance the tender offer and consent solicitation for any and all of the Company’s currently outstanding 9.25% Senior Notes due 2013.
The New Notes will be sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The New Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the New Notes in any state in which such offer, solicitation or sale would be unlawful.
Mercer International Inc. is a global pulp manufacturing company.
The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. In particular, statements about our plans or intentions regarding the commencement and completion of the tender offer and consent solicitation and the consummation of a new issuance of debt are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099	FD Investors/Media: Eric Boyriven, Alexandra Tramont (212) 850-5600